MASTER SMALL CAP VALUE TRUST

FILE # 811-10095

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/26/02	Integrated Defense Technology	$231,000	$154,000,000	CSFB
03/12/02	Anteon International	$114,600	$270,000,000	Goldman Sachs
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